Exhibit 4.41

Translation from Hebrew

Owners’ Loan Agreement
 Made and entered into in Ramat-Gan on 14 of December, 2011 (the "Agreement")

By and among:	D. Medical Industries Ltd.
Of 3 Hasadna St., Tirat-Carmel 39026
Ramat Gan
	(Hereinafter: the “Company”)	On the first side;

And	Spring-Set Health Solutions Ltd.
From 3 Hasadna St., Tirat-Carmel 39026
	(Hereinafter: “Spring-Set”)	On the second side;

WHEREAS, Spring-Set approached the Company in a request for a loan in the amount of NIS 25,500,000 that will be linked to the CPI and will bear an annual interest of 4%, for a period of 5 years as of December 14, 2011; and

WHEREAS, the Company was willing to grant the loan to Spring-Set;

NOW, THEREFORE, IT HAS BEEN PROVIDED AND AGREED AMONG
THE PARTIES AS FOLLOWS:

1.	Preamble, declarations and headings

1.1.	The preamble to this Agreement constitutes an integral part thereof.

1.2.	The headings of the sections in this agreement are for convenience only and shall not be given any weight for the purpose of interpretation.

1.3.	No change, amendment, addition or deletion shall be valid after signing of this agreement unless made in writing and signed by all parties.

1.4.	No provision of this agreement derogates from any other provision of this agreement, rather to add thereon, unless otherwise provided in this agreement.

1.5.
Any provision or expression in singular shall refer to plural also and vice versa and any masculine shall include feminine and vice versa and referring to a person shall include an entity also and vice versa.

1.6.	All exhibits to this agreement shall constitute and integral part hereof.

2.	The loan

2.1.	Subject to what is stated in this agreement the Company will lend Spring-Set a loan in the sum of NIS 25,500,000 (hereinafter: “The Loan”).

2.2.
The Loan will be linked to the CPI on the day of the Loan’s repayment, whereas the know index is the index stated on December 14, 2011, and will bear an annual interest at the rate of 4%. For avoidance of doubt it is clarified that the principal amount of the Loan together with linkage differentials and interest will be paid at the end of the Loan term.

2.3.	The Loan will be for an unlimited period and up until 5 years commencing as of the date of grant of the Loan (hereinafter: the “Loan Period”).

2.4.
Notwithstanding the aforementioned Loan Period in Section 2.3 the Company will be able to demand from Spring-Set immediate repayment of the loan, and Spring-Set shall be obligated to repay, within 30 days of the aforesaid demand, the unpaid balance of the Loan (Principal + interest + linkage differentials).

2.5.
Spring-Set will repay the remaining amounts of the loan on December 14, 2011 in the total amount of NIS 23,224,481 (Principal NIS 21,338,200, Interest NIS 1,393,010, and Linkage Differentials NIS 970,799).

2.6.	As a security for the loan stated in Section 2.1 Spring-Set will pledge its IP to the Company and will follow through with the requisite procedure with the register of companies.

3.         The Company’s declarations

The Company hereby declares, at the time of the signing of this agreement, that this agreement and the Company’s undertakings in accordance with the agreement are not in contradiction with the Company’s incorporation documents, with an agreement to which the Company is a party, and with an obligation imposed on the Company, whether by force of an agreement and whether by force of the law, and there is no legal prevention or any other that prevents its commitment to this agreement and the undertakings in accordance with it.

4.         Spring-Set declarations

Spring-Set hereby declares, at the time of the signing of this agreement, that this agreement and Spring-Set’s undertakings in accordance with the agreement are not in contradiction with Spring-Set’s incorporation documents, with an agreement to which Spring-Set is a party, and with an obligation imposed on Spring-Set, whether by force of an agreement and whether by force of the law, and there is no legal prevention or any other that prevents its commitment to this agreement and the undertakings in accordance with it.

5.         General

5.1.	This agreement fully reflects the parties’ agreements, and cancels all representations, understandings or agreements that have been made, if any, before signing this agreement.

5.2.	The parties undertake to be faithful and honest, one towards the other.

5.3.	The Tel-Aviv-Jaffa courts shall have exclusive jurisdiction regarding the execution of this agreement and the undertakings under it.

5.4.	Any addendum and/or amendment to this agreement will not be valid unless made in writing and signed by the parties.

5.5.
The parties’ addresses for this agreement’s purposes will be determined by the parties, as detailed in the aforesaid preamble. Any notice that will be sent from one party to the other in registered mail according to his address will be considered as if it reached its destination within 72 hours from the time it was given to the mail delivery, or if delivered by hand and/or by fax and/or any other instrument for message delivery – upon delivery.

In witness whereof, the undersigned parties have signed

[signature]	[signature]
The Company	Spring-Set